Registration No. 333-82119
                                                        Rule 424(b)(2)

PRICING SUPPLEMENT No. 31 Dated October 26, 2000
(To Prospectus dated July 22, 1999)

                         $7,500,000,000

   H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                       Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $280,000,000

Price to Public:    100%                Proceeds to HFC:  99.943%

Issue   Date:           November  1,  2000          Stated   Maturity:
November 1, 2002

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on October 30, 2000.

Interest Rate Basis:     LIBOR Telerate.

Spread or Spread Multiplier:  Plus .22% (+ 22 basis points)

Interest  Payment  Dates:   On the 1st of February,  May,  August  and
     November of each year, commencing February 1, 2001, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agent:    Merrill Lynch & Co. - $250,000,000
     Morgan Stanley Dean Witter - $20,000,000
     Banc One Capital Markets, Inc. - $10,000,000

Agent's Discount or Commission:    .057%